SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2019

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	232679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	USAT	The NASDAQ Stock Market LLC
Series A Convertible Preferred Stock, no par value	USATP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

As previously reported, on October 9, 2019, USA Technologies, Inc. (the “Company”) entered into a Debt Commitment Letter with Antara Capital Master Fund LP (“Antara”), pursuant to which Antara committed to extend to the Company a $30 million senior secured term loan facility, subject to various closing conditions, including the signing of definitive loan documentation on or before October 31, 2019. As also previously reported, on October 9, 2019, the Company sold to Antara 3,800,000 shares of the Company’s common stock at a price of $5.25 per share for a total of $19,950,000 pursuant to a Stock Purchase Agreement between the Company and Antara.

On October 31, 2019, the Company entered into a Financing Agreement (the “Financing Agreement”) by and among the Company, as the borrower, its subsidiaries, as guarantors, Antara, as the lender, and Cortland Capital Market Services LLC, as administrative agent and collateral agent for the lender (the “Agent”). Pursuant to the Financing Agreement, the Company borrowed $15 million on November 1, 2019, and subject to the terms of the Financing Agreement, may borrow the remaining $15 million in one draw at any time during the period commencing on July 31, 2020 and terminating on April 30, 2021. The outstanding principal amount of the loan will bear interest at 9.75% per annum, payable monthly in arrears. The proceeds of the initial $15 million draw were used by the Company to repay the outstanding balance of the revolving line of credit loan due to JPMorgan Chase Bank, N.A. (“JPMorgan”) in the amount of $10 million and to pay transaction expenses, and the Company intends to utilize the balance for working capital and general corporate purposes. The outstanding principal amount of the loan must be paid in full by no later than the maturity date of October 31, 2024.

The Company’s obligations under the Financing Agreement and the other Loan Documents (as defined in the Financing Agreement, the “Loan Documents”) are guaranteed by the Company’s subsidiaries.  In addition, all of the Company’s and its subsidiaries’ obligations under the Financing Agreement and other Loan Documents are secured by liens and security interests in and to substantially all of the assets, including intellectual property, of the Company and its subsidiaries pursuant to the Pledge and Security Agreement dated as of October 31, 2019, by and among the Company, the subsidiaries of the Company, and the Agent, and certain other collateral documents.

In addition to containing customary representations and warranties and affirmative and negative covenants, the Financing Agreement requires the Company to maintain a minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Financing Agreement) and a minimum Consolidated EBITDA (as defined in the Financing Agreement). The Company is required to pay prepayment premiums under certain circumstances as set forth in the Financing Agreement ranging from 0% to 5% depending on the time of the principal prepayment. The Company is also required to pay a commitment termination fee equal to 3% of the second tranche under certain circumstances, including in the event that the Company does not draw down the second tranche during the availability window. The Company is required to make mandatory principal prepayments of the loan under certain circumstances, including certain percentages of any Excess Cash Flow (as defined in the Financing Agreement) for each fiscal year of the Company.

The Financing Agreement also contains customary events of default, including, among other things, payment defaults, breaches of covenants, and bankruptcy and insolvency events, subject to grace periods in certain instances. Upon an event of default, Antara may declare all of the outstanding principal and unpaid interest due under the loan and all other outstanding obligations of the Company under the Loan Documents to be immediately due and payable, and exercise any other rights provided for under the Loan Documents, including foreclosing on the collateral securing the obligations under the Loan Documents.

The description of the Financing Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the Financing Agreement which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On November 1, 2019, and as referred to in Item 1.01 above, the Company paid all amounts due in respect of principal, interest, and fees, and satisfied all of its obligations under the Credit Agreement dated as of November 9, 2017, as amended (the “Credit Agreement”),  by and among the Company, its subsidiaries as guarantors, and JPMorgan, as lender. Pursuant to such payment, the Credit Agreement, and all commitments of JPMorgan thereunder, were terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

Exhibit 10.1
Financing Agreement by and among the Company, as borrower, its subsidiaries, as guarantors, Antara Capital Master Fund LP, as lender, and Cortland Capital Market Services LLC, as administrative agent and collateral agent, dated as of October 31, 2019

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: November 1, 2019	By:	/s/ Donald W. Layden, Jr.
Donald W. Layden, Jr.,
Interim Chief Executive Officer